CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2014, accompanying the carve-out financial statements of Henry Group Properties for the year ended December 31, 2013 and our report dated May 14, 2014 accompanying the carve-out financial statements for Lime Rock Properties for the year ended December 31, 2013, included in the current report of Diamondback Energy, Inc. on Form 8-K/A filed on May 14, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Diamondback Energy, Inc. on Form S-3 (File No. 333-192099, effective November 5, 2013) and on Form S-8 (File No. 333-188552, effective May 13, 2013).

WEAVER AND TIDWELL, L.L.P.

Midland, Texas
May 14, 2014